As filed with the Securities and Exchange Commission on April 5, 2000
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VENTANA MEDICAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2976937
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3865 North Business Center Drive

Tucson, Arizona 85705
(800) 227-2155
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. John Patience

Ventana Medical Systems, Inc.
3865 North Business Center Drive
Tucson, Arizona 85705
(800) 227-2155
(Name, address, including zip code, and telephone number,
including area code, of agent for service of service)

The Commission is requested to send copies of all communications to:

Christian J. Hoffmann, III
Streich Lang, P.A.
2 North Central Avenue
Phoenix, Arizona 85004-2391
(602) 229-5200

      Approximate date of commencement of proposed sale of the securities to public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	offering Price	Aggregate	Amount of
Security to be Registered	Registered(1)	Per Unit(2)	Offering Price(2)	Registration Fee

Common Stock, $.001 par value	1,250,000	$38.375	$47,968,750	$12,665

(1)	In the event of a stock split stock dividend, or similar transaction involving the Company’s Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)	Estimated for purposes of calculating the amount of registration fee only.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VENTANA MEDICAL

SYSTEMS, INC.

1,250,000 Shares of Common Stock,

$.001 par value

          This prospectus is part of a registration statement that covers 1,250,000 shares of our common stock. These shares may be offered and sold from time to time by the selling shareholders (“Selling Shareholders”). We will not receive any of the proceeds from the sale.

      Our common stock is traded on the Nasdaq National Market under the Symbol “VMSI.” On April 4, 2000, the average of the high and low prices of the common stock on the Nasdaq National Market was $38.375 per share.

      Unless the context indicates otherwise, all references to “we,” “our,” the “Company” or “Ventana” refer to Ventana Medical Systems, Inc. and its subsidiaries. Our principal executive offices are located at 3865 North Business Center Drive, Tucson, Arizona 85705. Our telephone number is (520)887-2155.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 4 for a discussion of certain risks related to an investment in the common stock.

The date of this Prospectus is April   , 2000

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	3

RISK FACTORS	4

USE OF PROCEEDS	5

SELLING SHAREHOLDERS	6

PLAN OF DISTRIBUTION	6

LEGAL MATTERS	7

EXPERTS	7

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

      The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

      You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

      We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the Selling Shareholders sell all of their shares.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

•	The description of our common stock that is contained in our Registration of certain classes of securities pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8-A, dated June 24, 1996, as amended from time to time.

      You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

          Secretary

          Ventana Medical Systems, Inc.
          3865 North Business Center Drive
          Tucson, Arizona 85705
          (800) 227-2155

      You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. The Selling Shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents.

RISK FACTORS

      Investing in shares of our common stock involves a number of risks. You should carefully consider the following factors, in addition to the risks and investment considerations discussed elsewhere in this prospectus, before purchasing any of the shares.

Risks Relating to Offering

Our management and controlling stockholders which together control a large portion of our common stock may control our operations and make decisions which you do not consider in your best interest	Our officers and directors own an aggregate of 4,537,626 shares of common stock, including exercisable stock options. As a result, if all or some of such stockholders were to act together, they would be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in our control that may be favored by other stockholders.

Future sales of our common stock in the public market could lower our stock price and impair our ability to raise funds in new stock offerings	Our officers and directors have agreed not to offer for sale, contract to sell, sell, pledge, hypothecate, sell any option or contract to purchase any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of our common stock or any securities convertible into our common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 90 days from March 30, 2000. Bear, Stearns & Co., Inc. was the placement agent for the private offering of our common stock which is being registered with this registration statement. However, after the expiration of the 90 day period, sales of substantial amounts of our common stock by our other shareholders, including our officers and directors, or even the potential for such sales, could have a depressive effect on the market price of shares of our common stock and could make it difficult for us to sell equity securities in the future at a price we deem appropriate.

Possible Issuance of Options May Dilute Interest of Stockholders	We have reserved an aggregate of 4,981,215 shares reserved for issuance under our 1988 Stock Option Plan, 1996 Stock Option Plan, 1996 Director Stock Option Plan and 1998 Non-Statutory Stock Option Plan and 2,000,000 shares for issuance under our 1996 Employee Stock Purchase Plan.

Incentive stock options under our Plans are granted at the market price on the date of grant or, in the case of certain holders, 110% of the market price on the date of grant. Non-statutory options are also granted from time to time outside our stock option plans. Non statutory stock options are granted at the market price on the date of grant. If stock options with an exercise price lower than the current market price are exercised, dilution to the interests of our stockholders may occur.

Employees may purchase shares of our common stock under our 1996 Employee Stock Purchase Plan at the lower of 85% of the market price of a share on the commencement date of an offering period or the purchase period termination date. An offering period is two years in length and is divided into four six month purchase periods.

The terms upon which we will be able to obtain additional equity capital may be adversely affected if a large number of our employees are participating in the stock purchase plan or if the holders of outstanding options exercise them at a time when we would, in all likelihood, be able to obtain such needed capital on terms more favorable to us than those provided in outstanding options.

Issuance of Senior Securities	Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock. Shares of preferred stock may be issued by our Board of Directors from time to time in one or more series for such consideration and with such relative rights and preferences as our Board of Directors may determine. Any shares of preferred stock that may be issued in the future could be given voting and conversion rights that could dilute the voting power and equity of holders of shares of common stock, and have preferences over shares of common stock with respect to dividends and in liquidation.

Lack of Dividends	Holders of preferred stock and common stock are entitled to receive any dividends that may be declared by our Board of Directors. To date, we have not paid any cash dividends on our common stock and do not expect to pay cash dividends on either our preferred stock or common stock in the near term for two reasons. First, our line of credit prohibits the payment of dividends on our equity securities. Second, to the extent we have the ability to declare dividends, we still intend to retain future earnings, if any, to provide funds for operations of the business. Investors who anticipate the need for dividends from investments should refrain from purchasing our common stock.

USE OF PROCEEDS

      All net proceeds from the sale of the common stock covered by this prospectus will be received by the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

SELLING SHAREHOLDERS

      The following table provides certain information with respect to the common stock beneficially owned by the selling shareholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. No selling shareholder has had a material relationship with us within the past three years other than as a result of the ownership of common stock. The common stock listed below may be offered from time to time by the selling shareholders named below or their nominees:

		Shares Available	Percent Owned After
Name and Address of	Shares	for Sale Under	Completion of the
Selling Shareholder	Owned(1)	this Prospectus	Offering (1)

SMALLCAP World Fund, Inc.	250,000	250,000	0
333 South Hope Street Los Angeles, CA 90071

California Public Employees Retirement System	100,000	100,000	0
400 “P” Street Sacramento, CA 95814

Putnam Variable Trust-Putnam VT Health Sciences Fund	213,500	213,500	0
c/o Putnam Investment Management, Inc. One Post Office Square Boston, MA 02109

Putnam Health Sciences Trust	225,000	11,500	1.43
c/o Putnam Investment Management, Inc. One Post Office Square Boston, MA 02109

Strathclyde Pension Fund	22,600	22,600	0
The Northern Trust Company 40 Broad Street, 8th Floor New York, NY 10004

Robert Fleming Nominees Ltd.	127,100	127,100	0
25 Copthall Avenue London EC2R 7DR United Kingdom

Robert Fleming Nominees Ltd. A/C Sp	29,550	29,550	0
25 Copthall Avenue London EC2R 7DR United Kingdom

Fleming Pledgling Fund	750	750	0
c/o Firstar Institutional Custody Services 425 Walnut St., 6th Floor Cincinnati, OH 45202

Franklin Small Cap Growth Fund (#198)	300,000	300,000	0
777 Mariners Island Blvd. San Mateo, CA 94404

US Trust Co. of NY	755,890	15,000	4.99
114 W. 47th St. New York, NY 10036

Berger IPT - Small Company Growth Fund	5,000	5,000	0
210 University Blvd., Suite 900 Denver, CO 80206

Berger New Generation Fund	80,000	80,000	0
210 University Blvd., Suite 900 Denver, CO 80206

Berger Small Company Growth Fund	90,000	90,000	0
210 University Blvd., Suite 900 Denver, CO 80206

Principal Variable Contracts Fund, Inc.,	5,000	5,000	0
on behalf of its series Small Cap Growth Account 711 High Street Des Moines, IA 50392

(1)	Assumes sales of all shares registered pursuant to the registration statement of which this prospectus is a part and based on a shares outstanding amount of 14,843,640.

PLAN OF DISTRIBUTION

      We are registering the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

      The selling shareholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

      When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

      The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common shares may qualify as “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the “1933 Act”). In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the 1933 Act. If the selling shareholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

      In addition to selling their common shares under this prospectus, the selling shareholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

•	transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their common shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

LEGAL MATTERS

      The legality of the securities offered hereby has been passed upon for us by Streich Lang, P.A., Phoenix, Arizona.

EXPERTS

      The consolidated financial statements of Ventana Medical Systems, Inc. appearing in Ventana Medical Systems, Inc. Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in the Registration Statement.

Securities and Exchange Commission Registration Fee	$12,665
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	60,000
Other Expenses	105,000
Total Expenses	$327,665

Item 15.  Indemnification of Directors and Officers.

      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article X of our Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) eliminates the liability of our directors to us or our stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

      Section 145 of the DGCL provides for indemnification by us of our directors and officers. In addition, Article VI of our Bylaws requires us to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, we have entered into indemnity agreements with our directors and executive officers that obligate us to indemnify such directors and executive officers to the fullest extent permitted by the DGCL. We also maintain officers’ and directors’ liability insurance, which insures against liabilities that our officers and directors may incur in such capacities.

Item 16.  Exhibits

Exhibit
Number	Description	Reference

3.1	Restated Certificate of Incorporation or Registrant	(1)
3.2	Bylaws of Registrant	(1)
4.1	Specimen Common Stock Certificate	(1)
5.1	Opinion of Streich Lang, P.A. as to the legality of securities being registered	*
23.1	Consent of Ernst & Young LLP as Independent Auditors, for the year ended 12/31/99	*
23.3	Consent of Streich Lang, P.A	(2)
24.	Power of Attorney	(3)
27.1	Financial Data Schedule	(4)

*	Filed herewith

(1)	Filed with the Registration Statement on Form S-1 (Commission File No. 333-4461), declared effective by the Commission July 26, 1996.

(2)	Included in Exhibit 5.1

(3)	Filed herewith on Page II-3.

(4)	Previously filed on Form 10-K for the year ended December 31, 1999.

II-1

Item 17.  Undertakings

      A.  The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      B.  Request for acceleration of effective date:

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on this 4th day of April, 2000.

VENTANA MEDICAL SYSTEMS, INC.

By:	/s/JAY MERIDEW

Jay Meridew, Vice President and
Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jay Meridew and Christopher M. Gleeson and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

/s/ CHRISTOPHER M. GLEESON Christopher M. Gleeson	President and Chief Executive Officer (Principal Executive Officer)	April 4, 2000
/s/ JAY MERIDEW Jay Meridew	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 4, 2000
/s/ EDWARD M. GILES Edward M. Giles	Director	April 4, 2000
/s/ THOMAS M. GROGAN Thomas M. Grogan	Director	April 4, 2000
/s/ JOHN PATIENCE John Patience	Director	April 4, 2000
/s/ JACK W. SCHULER Jack W. Schuler	Director	April 4, 2000
/s/ JAMES R. WEERSING James R. Weersing	Director	April 4, 2000
/s/ REX J. BATES Rex J. Bates	Director	April 4, 2000
/s/ HENRY T. PIETRASZEK Henry T. Pietraszek	Director	April 4, 2000

II-3